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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       SONIC ENVIRONMENTAL SYSTEMS, INC.


     It is hereby certified that:

     1.   The name of the corporation (hereinafter called the "Corporation") is:

                     Sonic Environmental Systems, Inc.

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Articles First and Fourth thereof and by substituting in lieu of said Articles the following new Articles:

          FIRST:    The name of the Corporation is "TurboSonic Technologies,
Inc."

          FOURTH:   The total number of shares of all classes of stock which the
Corporation is authorized to issue is thirty one million (31,000,000) shares, of which thirty million (30,000,000) shares shall be common stock with a par value of ten cents ($.10) per share, and one million (1,000,000) shares shall be preferred stock, with no par value. The preferred stock may be issued in classes or series from time to time with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of incorporation or any amendment thereto, or in the resolutions or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of its certificate of incorporation, and to the full extent permitted by Section 151 of the General Corporation Law of the State of Delaware.

     3. The amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 303 and 242 of the General Corporation Law of the State of Delaware.

     The undersigned, Richard Hurd, President of the Corporation, does hereby make, file and record this Certificate of Amendment of Certificate of Incorporation, amending the Certificate of Incorporation of Sonic Environmental Systems, Inc. filed on April 14, 1961, as amended, and does hereby certify that the facts stated herein are true and that provision for the making of this Certificate of Amendment of Certificate of Incorporation is contained in an order entered on July 3, 1997 by the United States Bankruptcy Court for the District of New Jersey pursuant to the
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provisions of Chapter 11 of Title 11 of the United States Code, Confirming
Debtor's First Amended Plan of Reorganization, as modified. The Corporation consented to the entry of an Order for Relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. (S)(S)101, et seq., on September 16, 1996 and
                                             -- ----
the confirmation date of the Corporation's Plan of Reorganization was July 3, 1997.


Dated: August 27, 1997

                                    /s/Richard H. Hurd
                                    ----------------------------------------
                                    Richard H. Hurd





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